Exhibit 23.1

KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333-265975, 333-279422, 333-280310, 333-257644, 333-263666, 333-270649 and 333-277930) on Form S-3 and S-8 of Century Therapeutics, Inc. of our report dated June 12, 2024, with respect to the consolidated financial statements of Clade Therapeutics, Inc. and subsidiaries, which report appears in the Form 8-K/A of Century Therapeutics, Inc. dated June 26, 2024.

/s/ KPMG LLP

Boston, Massachusetts
June 26, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.